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                             October 15, 2001

                             Beth Copeland - Media
                             (317) 269-1395
                             William J. Brunner - Shareholders & Analysts
                             (317) 269-1614

                             FOR IMMEDIATE RELEASE


              First Indiana Announces Record Third Quarter Earnings

         (Indianapolis) -- First Indiana Corporation today announced record earnings of $6.8 million, or $.54 per diluted share, for the quarter ended September 30, 2001. This represents an increase of 6 percent over third quarter 2000 earnings of $6.5 million, or $.50 per diluted share.

         For the nine months ended September 30, 2001, First Indiana's earnings were $20.4 million, or $1.59 per diluted share, compared with $18.2 million, or $1.41 per diluted share, for the same period in 2000, a revenue increase of 12 percent.

         "We are pleased with our performance during these increasingly uncertain economic times," said Marni McKinney, Vice Chairman and Chief Executive Officer. "Our client-oriented strategy allows us to increase fee-based revenue and stable funding sources, such as core deposits."

         First Indiana's total core deposits have grown 13 percent in the past year to $678.4 million at September 30, 2001, compared with $601.4 million one year earlier. Retail checking and savings deposits grew to $545.4 million at September 30, 2001, from $497.6 million the previous year, a 10 percent increase. Business checking and savings deposits grew 55 percent to $122.1 million at

First Indiana Announces Record Third Quarter Earnings
October 15, 2001
Page 2

September 30, 2001, from $78.9 million the previous year.

         "This increase in core deposits is particularly important for us because core deposits provide a stable source of funding," said Ms. McKinney. "We've been able to increase deposits by concentrating on our continuing strategy as a relationship-oriented bank with the goal of becoming our clients' trusted advisor. We will continue to emphasize demand account growth because it forms the cornerstone of our client relationships."

         With the increase in core deposits, First Indiana has seen a parallel improvement in liquidity. Said Ms. McKinney, "By reducing our dependence upon higher-interest CDs and borrowed funds in favor of core deposits, we have improved our liquidity and positioned ourselves for an uncertain economy. Our capital base is very strong, and we significantly exceed regulatory requirements." Shareholders' equity at September 30, 2001, was $212.7 million, or 9.99 percent of assets, compared with $191.4 million, or 9.00 percent of assets, one year earlier. Total assets were $2.13 billion at September 30, 2001, essentially unchanged as compared to September 30, 2000.

         Due largely to the effect of rapidly declining interest rates, the Bank's net interest margin decreased to 3.74 percent for the quarter and 3.76 percent for the first nine months of 2001, compared with 3.91 percent for each of the same periods last year. "The volatile rate environment has been a challenge for everyone in the financial services industry," said Ms. McKinney. "Nine reductions in the Federal Funds rate in 2001 have put tremendous pressure on our margin, but regardless of this, we have maintained strong earnings through several strategies, including fee-based

First Indiana Announces Record
Third Quarter Earnings October 15, 2001
Page 3

services."

         For the three months ended September 30, 2001, non-interest income was $11.9 million, compared with $5.9 million for the same period last year, increasing this revenue source to 38.6 percent of total revenue in the third quarter of 2001. Non-interest income for the nine months ended September 30, 2001, was $34.1 million, compared with $16.1 million for the same period the previous year. "The increase in non-interest income was driven by the expansion of our client relationships, the merger with Somerset in September 2000, and asset sales," said Ms. McKinney.

          Non-performing assets totaled $40.9 million at September 30, 2001, which included $4.0 million of impaired loans on which the Bank continues to accrue interest. Non-performing assets at June 30, 2001, totaled $37.8 million. The increase in non-performing assets in the third quarter was primarily in the categories of loans in foreclosure and real estate owned, both of which represent real estate loans previously charged down to their expected realizable value. Said Ms. McKinney, "While non-performing assets increased, we are pleased with our success in containing the level of charge-offs due to the secured nature of our residential loans."

         First Indiana Bank completed its conversion to a national bank August 1, 2001, and the Corporation was approved as a Financial Holding Company by the Federal Reserve Board. "Chartering a national bank is the final step in First Indiana's transformation from a thrift to a commercial bank," said Ms. McKinney, "Adopting a national bank charter enables us to expand our business lending relationships to meet the needs of Central Indiana's business community."

First Indiana Announces Record Third Quarter Earnings
October 15, 2001
Page 4

         First Indiana Corporation (NASD - FISB) is the holding company for First Indiana Bank, N.A., the largest bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a full-service national bank offering comprehensive financial solutions to businesses and individuals. Through Somerset Financial Services and FirstTrust Indiana, First Indiana offers a full array of tax planning, consulting, wealth management, and investment advisory and trust services. First Indiana Bank has $2.13 billion in assets and 26 offices in Central Indiana. The Bank also has construction and consumer loan offices in Indiana and in Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. First Indiana also originates consumer loans in 46 states through a national network. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions in lending rates established by the Board of Governors

First Indiana Announces Record Third Quarter Earnings
October 15, 2001
Page 5

of the Federal Reserve System), loss of deposits and loan demand to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.
                                      -30-


Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                                  For the Three Months Ended
                                                                        September 30
                                                             ----------------------------------
                                                                  2001               2000
                                                             ---------------    ---------------
Total Interest Income                                              $ 39,192           $ 45,042
Total Interest Expense                                               20,352             25,181
Net Earnings                                                          6,848              6,470

Basic Earnings Per Share                                             $ 0.55             $ 0.51
Diluted Earnings Per Share                                             0.54               0.50
Dividends Per Share                                                    0.16               0.14

Net Interest Margin                                                    3.74 %             3.91 %
Net Interest Spread                                                    3.11               3.17
Efficiency Ratio                                                      56.41              49.42
Return on Average Equity                                              13.00              13.59
Return on Average Assets                                               1.28               1.22

Average Shares Outstanding                                       12,472,327         12,611,908
Average Diluted Shares Outstanding                               12,818,389         12,823,490


                                                                  For the Nine Months Ended
                                                                        September 30
                                                             ----------------------------------
                                                                  2001               2000
                                                             ---------------    ---------------
Total Interest Income                                             $ 122,672          $ 128,482
Total Interest Expense                                               65,826             70,099
Net Earnings                                                         20,381             18,166

Basic Earnings Per Share                                             $ 1.63             $ 1.44
Diluted Earnings Per Share                                             1.59               1.41
Dividends Per Share                                                    0.48               0.42

Net Interest Margin                                                    3.76 %             3.91 %
Net Interest Spread                                                    3.07               3.20
Efficiency Ratio                                                      55.81              50.33
Return on Average Equity                                              13.19              13.18
Return on Average Assets                                               1.29               1.18

Average Shares Outstanding                                       12,490,819         12,613,921
Average Diluted Shares Outstanding                               12,849,384         12,806,553


                                                                      At September 30
                                                             ----------------------------------
                                                                  2001               2000
                                                             ---------------    ---------------
Assets                                                          $ 2,129,152        $ 2,125,867
Loans                                                             1,827,732          1,827,653
Deposits                                                          1,390,549          1,403,083
Shareholders' Equity                                                212,687            191,354
Shareholders' Equity/Assets                                            9.99 %             9.00 %
Shareholders' Equity Per Share                                      $ 17.19            $ 15.39
Market Closing Price                                                  20.60              26.06

Shares Outstanding                                               12,369,289         12,434,645



Condensed Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                            September 30      June 30      September 30
                                                                2001            2001           2000
                                                           -----------------------------------------------
Assets
  Cash                                                            $ 59,420       $ 43,183        $ 35,288
  Federal Funds Sold                                                 8,000              -          34,000
                                                           -----------------------------------------------
    Total Cash and Cash Equivalents                                 67,420         43,183          69,288
  Securities Available for Sale                                    154,408        154,527         151,747
  FHLB and Federal Reserve Bank Stock                               22,491         21,591          21,591
  Loans
    Business                                                       478,945        429,140         295,947
    Consumer                                                       699,533        727,543         762,429
    Residential Mortgage                                           355,357        398,354         509,686
    Single-Family Construction                                     240,927        240,722         212,701
    Commercial Real Estate                                          52,970         54,637          46,890
                                                           -----------------------------------------------
  Total Loans                                                    1,827,732      1,850,396       1,827,653
    Allowance for Loan Losses                                      (36,442)       (35,304)        (32,668)
                                                           -----------------------------------------------
  Net Loans                                                      1,791,290      1,815,092       1,794,985
  Premises and Equipment                                            20,626         20,918          18,528
  Accrued Interest Receivable                                       17,223         17,325          16,536
  Real Estate Owned - Net                                            4,314          2,972           2,583
  Goodwill                                                          13,274         13,482          13,958
  Other Assets                                                      38,106         39,460          36,651
                                                           -----------------------------------------------
Total Assets                                                    $2,129,152    $ 2,128,550      $2,125,867
                                                           ===============================================

Liabilities and Shareholders' Equity
  Liabilities
    Non-Interest-Bearing Deposits                                $ 140,880      $ 165,392       $ 114,543
    Interest-Bearing Deposits
        Demand Deposits                                            119,150        113,166         111,515
        Savings Deposits                                           418,322        411,498         375,325
        Certificates of Deposit                                    712,197        744,952         801,700
                                                           -----------------------------------------------
      Total Interest-Bearing Deposits                            1,249,669      1,269,616       1,288,540
                                                           -----------------------------------------------
    Total Deposits                                               1,390,549      1,435,008       1,403,083
    Short-Term Borrowings                                          124,983        117,388         113,608
    Federal Home Loan Bank Advances                                356,647        326,652         361,754
    Accrued Interest Payable                                         4,738          5,229           7,531
    Advances by Borrowers for Taxes and Insurance                   15,559         12,574          14,092
    Other Liabilities                                               23,989         22,141          34,445
                                                           -----------------------------------------------
  Total Liabilities                                              1,916,465      1,918,992       1,934,513
                                                           -----------------------------------------------
  Shareholders' Equity
    Preferred Stock                                                      -              -               -
    Common Stock                                                       137            138             135
    Capital Surplus                                                 41,800         40,910          39,502
    Retained Earnings                                              185,469        180,543         165,981
    Accumulated Other Comprehensive Income (Loss)                    4,982          3,062             (18)
    Treasury Stock at Cost                                         (19,701)       (15,095)        (14,246)
                                                           -----------------------------------------------
  Total Shareholders' Equity                                       212,687        209,558         191,354
                                                           -----------------------------------------------
Total Liabilities and Shareholders' Equity                      $2,129,152    $ 2,128,550      $2,125,867
                                                           ===============================================

Certain amounts in prior periods have been reclassified to conform to current period presentation.



Condensed Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                            Three Months Ended September 30    Nine Months Ended September 30
                                                           ---------------------------------------------------------------------
                                                                 2001             2000             2001              2000
                                                           ---------------------------------------------------------------------
Interest Income
  Loans                                                            $ 36,334         $ 41,785         $ 113,496        $ 118,834
  Securities Available for Sale                                       2,419            2,560             7,554            7,786
  Dividends on FHLB and Federal Reserve Bank Stock                      404              462             1,247            1,285
  Federal Funds Sold                                                     35              235               375              577
                                                           ---------------------------------------------------------------------
    Total Interest Income                                            39,192           45,042           122,672          128,482
                                                           ---------------------------------------------------------------------
Interest Expense
  Deposits                                                           14,484           17,111            47,697           47,411
  Short-Term Borrowings                                               1,032            1,684             3,584            4,629
  Federal Home Loan Bank Advances                                     4,836            6,386            14,545           18,059
                                                           ---------------------------------------------------------------------
    Total Interest Expense                                           20,352           25,181            65,826           70,099
                                                           ---------------------------------------------------------------------
Net Interest Income                                                  18,840           19,861            56,846           58,383
  Provision for Loan Losses                                           2,475            2,439             7,353            7,317
                                                           ---------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                  16,365           17,422            49,493           51,066
                                                           ---------------------------------------------------------------------
Non-Interest Income
  Loan and Deposit Charges                                            3,457            1,905             8,804            5,318
  Loan Servicing Income                                                 398              304               849              899
  Loan Fees                                                             938              903             2,931            2,235
  Trust Fees                                                            618              460             1,653            1,135
  Other Financial Services Fees                                       1,600                -             7,895                -
  Insurance Commissions                                                 604               36             1,407              102
  Sale of Loans                                                       2,420              600             7,583            2,923
  Sale of Loan Servicing                                                  -            1,197                 -            1,197
  Sale of Investment Securities                                         543             (211)              543             (168)
  Other                                                               1,279              709             2,451            2,419
                                                           ---------------------------------------------------------------------
    Total Non-Interest Income                                        11,857            5,903            34,116           16,060
                                                           ---------------------------------------------------------------------
Non-Interest Expense
  Salaries and Benefits                                               9,584            6,851            28,500           20,246
  Net Occupancy                                                         937              691             2,759            2,038
  Equipment                                                           1,950            1,493             5,411            4,450
  Professional Services                                               1,015              606             2,958            2,012
  Marketing                                                             670              645             2,051            1,787
  Office Supplies and Postage                                           555              458             1,707            1,346
  Real Estate Owned Operations - Net                                    229              121               251              181
  Goodwill Amortization                                                 229               18               692               53
  Other                                                               2,147            1,850             6,408            5,351
                                                           ---------------------------------------------------------------------
    Total Non-Interest Expense                                       17,316           12,733            50,737           37,464
                                                           ---------------------------------------------------------------------
Earnings Before Income Taxes                                         10,906           10,592            32,872           29,662
  Income Taxes                                                        4,058            4,122            12,491           11,496
                                                           ---------------------------------------------------------------------
Net Earnings                                                        $ 6,848          $ 6,470          $ 20,381         $ 18,166
                                                           =====================================================================

Basic Earnings Per Share                                             $ 0.55           $ 0.51            $ 1.63           $ 1.44
                                                           =====================================================================

Diluted Earnings Per Share                                           $ 0.54           $ 0.50            $ 1.59           $ 1.41
                                                           =====================================================================

Dividends Per Common Share                                           $ 0.16           $ 0.14            $ 0.48           $ 0.42
                                                           =====================================================================

Certain amounts in prior periods have been reclassified to conform to current period presentation.



Average Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                                 Three Months Ended September 30
                                                                    2001                 2000
                                                             -----------------------------------------
Assets
  Federal Funds Sold                                                     $ 3,952             $ 14,317
  Securities Available for Sale                                          175,957              173,157
  Loans                                                                1,841,469            1,852,945
                                                             -----------------------------------------
Total Earning Assets                                                   2,021,378            2,040,419
  Other Assets                                                           101,892               71,785
                                                             -----------------------------------------
Total Assets                                                         $ 2,123,270          $ 2,112,204
                                                             =========================================

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
        Demand Deposits                                                $ 124,183            $ 119,481
        Savings Deposits                                                 416,974              365,655
        Certificates of Deposit                                          729,730              783,483
                                                             -----------------------------------------
      Total Interest-Bearing Deposits                                  1,270,887            1,268,619
      Short-Term Borrowings                                              117,836              109,336
      Federal Home Loan Bank Advances                                    349,827              393,498
                                                             -----------------------------------------
    Total Interest-Bearing Liabilities                                 1,738,550            1,771,453
    Non-Interest-Bearing Demand Deposits                                 129,709              108,145
    Other Liabilities                                                     45,965               43,195
    Shareholders' Equity                                                 209,046              189,411
                                                             -----------------------------------------
Total Liabilities and Shareholders' Equity                           $ 2,123,270          $ 2,112,204
                                                             =========================================



                                                                  Nine Months Ended September 30
                                                                    2001                 2000
                                                             -----------------------------------------
Assets
  Federal Funds Sold                                                    $ 10,580             $ 12,313
  Securities Available for Sale                                          178,472              174,219
  Loans                                                                1,821,520            1,807,492
                                                             -----------------------------------------
Total Earning Assets                                                   2,010,572            1,994,024
  Other Assets                                                            98,022               68,184
                                                             -----------------------------------------
Total Assets                                                         $ 2,108,594          $ 2,062,208
                                                             =========================================

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
        Demand Deposits                                                $ 120,892            $ 118,601
        Savings Deposits                                                 401,725              360,230
        Certificates of Deposit                                          763,611              761,702
                                                             -----------------------------------------
      Total Interest-Bearing Deposits                                  1,286,228            1,240,533
      Short-Term Borrowings                                              111,091              105,859
      Federal Home Loan Bank Advances                                    336,127              384,953
                                                             -----------------------------------------
    Total Interest-Bearing Liabilities                                 1,733,446            1,731,345
    Non-Interest-Bearing Demand Deposits                                 123,462              108,103
    Other Liabilities                                                     45,131               38,684
    Shareholders' Equity                                                 206,555              184,076
                                                             -----------------------------------------
Total Liabilities and Shareholders' Equity                           $ 2,108,594          $ 2,062,208
                                                             =========================================

Certain amounts in prior periods have been reclassified to conform to current period presentation.



Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                For the Three Months Ended                   For the Nine Months Ended
                                         September 30, 2001     September 30, 2000      September 30, 2001     September 30, 2000
                                        -------------------------------------------------------------------------------------------

Charge-Offs
    Business                                            $ 58                  $ 260                   $ 257                  $ 332
    Consumer                                           1,378                  1,182                   4,224                  3,394
    Residential Mortgage                                   5                      4                      94                     48
    Single-Family Construction                             -                     57                     293                    380
    Commercial Real Estate                               150                      -                     335                      -
                                        -------------------------------------------------------------------------------------------
Total Charge-Offs                                      1,591                  1,503                   5,203                  4,154
                                        -------------------------------------------------------------------------------------------
Recoveries
    Business                                              39                     78                     132                    131
    Consumer                                             202                    133                     520                    512
    Residential Mortgage                                 (11)                     -                       1                      6
    Single-Family Construction                            24                     23                      60                     97
                                        -------------------------------------------------------------------------------------------
Total Recoveries                                         254                    234                     713                    746
                                        -------------------------------------------------------------------------------------------
Net Charge-Offs                                      $ 1,337                $ 1,269                 $ 4,490                $ 3,408
                                        ===========================================================================================

Net Charge-Offs to Average Loans
  (Annualized)                                          0.29%                  0.28%                   0.33%                  0.25%




Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                 September 30, 2001        June 30, 2001        September 30, 2000
                                                --------------------------------------------------------------------

Non-Accrual Loans                                           $ 32,545               $ 29,298                $ 21,820
Impaired Loans                                                 4,042                  5,557                   1,522
Real Estate Owned - Net                                        4,314                  2,972                   2,583
                                                --------------------------------------------------------------------
Total Non-Performing Assets                                 $ 40,901               $ 37,827                $ 25,925
                                                ====================================================================

Allowance for Loan Losses to Loans                              1.99 %                 1.91 %                  1.79 %
Allowance for Loan Losses
   to Non-Performing Loans                                     99.60                 101.29                  139.95
Total Loan and REO Loss Allowance
   to Non-Performing Assets                                    89.23                  93.42                  125.52
Total Non-Performing Assets
   to Total Loans and REO                                       2.23                   2.04                    1.42
